[Letterhead of Georgia Public Service Commission]

                                Docket No. 6295-u

                                      ORDER


In Re:         Application of Atlanta Gas Light Company for
               Approval of Corporate Restructuring Plan


Record Submitted: February 6, 1996                    Decided: February 6, 1996



BY THE COMMISSION:

     On November 27, 1995, Atlanta Gas Light Company ("Company") filed an Application with the Commission seeking (i) approval of a Corporate Restructuring Plan ("Plan") described in the Application; (ii) approval of the implementation of such Plan; and (iii) such additional authority and approvals as are necessary in order to consummate and implement the Plan.

     Pursuant to the Plan, the Company would implement a new holding company structure in which the Company would become a subsidiary of a newly formed Georgia corporation, AGL Resources Inc. ("Resources). Under the Plan, AGL Merger Co. ("Merger Co.") a newly formed corporate subsidiary of Resources, will be merged with and into the Company and each of the outstanding shares of common stock of Merger Co. will be converted into one share of common stock of the Company, as the surviving corporation of the merger and each outstanding share of common stock of the Company will be converted into one Resources common share. Upon consummation of the restructuring, in accordance with the Plan, each person who owned common shares in the Company immediately prior to the restructuring will own a corresponding number of the outstanding Resources common shares and Resources will own all of the outstanding common shares of the Company. Each class of preferred stock of the Company and all indebtedness of the Company will remain securities and obligations of the Company following the restructuring.

     Following consummation of the corporate restructuring, pursuant to the Plan, the business of the Company will continue, under the ownership of Resources, in all material respects, as it is conducted currently. Chattanooga Gas Company ("Chattanooga"), currently a subsidiary of the Company, will remain as a wholly-owned subsidiary of the Company and will remain an operating public utility in Tennessee. Subsequent to the consummation of the initial corporate restructuring, the current non-utility operating subsidiaries of the Company (with the exception of AGL Energy Services, Inc., which will be a subsidiary of Resources and Georgia Engine Sales & Service Company which will be dissolved) will be transferred to a separate wholly-owned subsidiary of Resources, AGL Investments Inc.

                                FINDINGS OF FACT


                                       1.


     The Company is a corporation duly organized and existing under the laws of the State of Georgia. The Articles of Incorporation, as amended, of Atlanta Gas Light Company have previously been filed with this Commission.


                                       2.

     The Company and its wholly-owned subsidiary, Chattanooga, are predominantly engaged in the distribution and transportation of natural gas, and related undertakings, to customers in central, northwest, northeast and southeast Georgia and the Chattanooga, Tennessee area. Through its non-utility subsidiaries, Georgia Gas Company, Georgia Gas Service Company, Georgia Energy Company, AGL Energy Services, Inc., and Trustees Investments, Inc., the Company is also engaged in certain related unregulated businesses.


                                       3.

     The Company provides natural gas services to more than 1.3 million customers, consisting of more than 1.2 million residential, 93,000 commercial and 2,250 industrial customers. These customers are located in 229 Georgia communities, including almost 950,000 customers in the Atlanta metropolitan area, as well as customers in the service areas of Athens, Augusta, Brunswick, Macon, Rome, Savannah and Valdosta, Georgia. During its fiscal year 1995, Applicant sold or transported 245.4 million dekatherms of natural gas.


                                       4.

     All of the natural gas distribution and transportation services rendered by the Company in Georgia are provided pursuant to distribution and pipeline certificates of public convenience and necessity issued by this Commission.


                                       5.

     The Commission has on file annual and other reports required of the Company by rules, regulations and orders of the Commission, reflecting, among other information, details concerning the Company's capital structure, assets and operations prior to the proposed restructuring.


                                       6.

     The Plan, in addition to being subject to the approval of this Commission, must be approved by the holders of the common shares of the Company. In addition, the Company has filed an Application with the Securities and Exchange Commission seeking approval of the Plan and seeking appropriate exemption from the Public Utility Holding Company Act of 1935 ("Holding Company Act") for both the Company and Chattanooga.

                                       7.

     The corporate restructuring pursuant to the Plan will not result in any real change in the beneficial ownership of the Company. Under the Plan, the Company will not be issuing stock or entering into any long-term debt.


Furthermore, the rights of the holders of the Company's common stock, in all material respects, will essentially remain the same.


                                       8.

     The holding company structure contemplated by the Plan will: (a) permit more efficient and more simplified regulation of the utility operations of the Company by this Commission; (b) more clearly separate the operations of the public utility business from any unregulated enterprise; (c) simplify the separation of non-utility from utility investment and expenses for purposes of regulatory review; (d) permit the use of financing techniques which are more directly suited to the particular business requirements, and characteristics of non-utility operations, without affecting the capital structure, credit worthiness or funding of the operating utility; (e) permit Resources to respond to non-utility opportunities in a time frame and in a business context that is not possible in a regulated framework; (f) facilitate more efficient analysis by the investment community of the varying individual lines of business; and
(g) provide legal protection against the imposition of liability on utility operations for the results of unregulated business activities.


                               CONCLUSIONS OF LAW

     The Commission finds that it has jurisdiction over these matters pursuant to O.C.G.A. Section 46-2-20(a) and that grant of the application is in the public interest and for lawful corporate purposes of the Company.

     WHEREFORE, it is

     ORDERED, that the Application is hereby approved

     ORDERED, that in the manner and by the methods set forth in its Application, the Plan and the Exhibits thereto, Atlanta Gas Light Company is hereby authorized to enter into and consummate the proposed Plan of Corporate Restructuring, pursuant to the Agreement and Plan of Merger, under which it will become a subsidiary of AGL Resources Inc., a holding company, organized under the laws of the State of Georgia for this purpose.

     ORDERED FURTHER, that the Company must obtain all requisite authority and approval from the Securities and Exchange Commission under federal law to consummate the Plan of Corporate Restructuring.

     ORDERED FURTHER, that the Company file with this Commission, within sixty
(60) days following consummation of the Plan of Corporate Restructuring described herein, a summary of its actions and doings in connection with such transaction.

     ORDERED FURTHER, that the books and records of the Company, Resources and its subsidiaries shall be open to inspection and audit by the staff of this Commission with respect to transactions between the Company and said affiliates.
     ORDERED FURTHER, that a motion for reconsideration, rehearing, or oral argument shall not stay the effectiveness of this order unless otherwise provided by the Commission.

     ORDERED FURTHER, that jurisdiction by the Commission over the Company in its operations as a public utility will continue following consummation of the Plan of Restructuring.

     ORDERED FURTHER, that jurisdiction over this proceeding is expressly retained for the purpose of entering such further order or orders as this Commission may deem just and proper.

     The above by action of the Commission in Administrative Session on February 6, 1996.



  /s/  Terri M. Lyndall               /s/ Dave Baker
______________________________      __________________________
Terri M. Lyndall                    Dave Baker
Executive Secretary                 Chairman


2/16/96                             2/16/96
______________________________      __________________________
Date                                Date